Triumph Bancorp Announces Plans to Redeem $25.9 million of TARP Preferred Stock

DALLAS – December 2, 2014 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) today announced that it had received all necessary regulatory approvals to redeem all of the outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T1 and Series T2 (the “TARP Preferred Stock”) issued by its wholly-owned subsidiary, National Bancshares, Inc. (“NBI”). Triumph previously disclosed its intent to redeem the TARP Preferred Stock with a portion of the proceeds from its recently completed initial public offering. The TARP Preferred Stock was initially issued by NBI to the U.S. Department of Treasury under the Troubled Asset Relief Program (TARP) and was subsequently auctioned off to private investors prior to Triumph’s acquisition of NBI in October 2013. The TARP Preferred Stock will be redeemed for $26.2 million (which is a price equal to the liquidation amount of such TARP Preferred Stock, which totals $25.9 million in aggregate, plus accrued and unpaid dividends to, but excluding, the redemption date, which total $0.3 million in aggregate). It is anticipated that the redemption will be consummated on or about December 31, 2014. The redemption of the TARP Preferred Stock is not expected to impact net income to common shareholders in the fourth quarter of 2014, as the TARP Preferred Stock is carried, and will be redeemed, at par value.

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, specialty finance and asset management activities. We conduct banking activities through our two wholly owned bank subsidiaries, Triumph Savings Bank, SSB and Triumph Community Bank, N.A. Our banking operations include a full suite of lending and deposit products and services focused on our community banking markets, as well as commercial finance products including factoring, asset-based lending, equipment lending and healthcare lending products offered on a nationwide basis. www.triumphbancorp.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For example, these forward-looking statements could be affected by factors including, without limitation, the timing of the redemption, the impact of the redemption on net income to common shareholders and the ability to realize the anticipated benefits of the redemption. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Registration Statement on Form S-1, which was declared effective by Securities and Exchange Commission on November 6, 2014. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@triumphllc.com

214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@triumphllc.com

214-365-6930